Exhibit 5.1

McGuireWoods LLP Gateway Plaza 800 East Canal Street Richmond, VA 23219 Phone: 804.775.1000 Fax: 804.775.1061 www.mcguirewoods.com	McGUIREWOODS

March 19, 2018

RGC Resources, Inc.
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016

Ladies and Gentlemen:

We have acted as special counsel to RCG Resources, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-219876) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $5.00 per share, with an aggregate offering amount of up to $50,000,000 and (ii) the offer and sale by the Company of 700,000 shares of the Company’s common stock (the “Shares”) with an aggregate offering amount of $16,100,000 pursuant to the Underwriting Agreement dated March 15, 2018 (the “Underwriting Agreement”), among the Company and BB&T Capital Markets, a division of BB&T Securities, LLC, and Janney Montgomery Scott LLC as Representatives, on behalf of the several Underwriters named in Schedule I to the Underwriting Agreement (collectively, the “Underwriters”) as described in the Company’s Prospectus, dated August 23, 2017 (the “Prospectus”) and Prospectus Supplement, dated March 15, 2018 (the “Prospectus Supplement”). The Registration Statement became effective on August 23, 2017. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

a.	the Registration Statement;

b.	the Prospectus;

c.	the Prospectus Supplement; and

d.	the Underwriting Agreement.

Also, we have examined and relied upon the following:

(i)a certificate from the secretary of the Company certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Company (the “Company Organizational Documents”), resolutions of the board of directors of the Company, and the resolutions of the pricing officers designated by the board of directors of the Company, authorizing, as applicable, the issuance and sale of the Shares and the execution and delivery of the Underwriting Agreement by the Company and the performance of its obligations thereunder;
(ii)    a certificate dated March 19, 2018, issued by the Office of the Clerk of the State Corporation Commission of the Commonwealth of Virginia, attesting to the corporate status of the Company in the Commonwealth of Virginia (the “Company Status Certificate”); and
(iii)    such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.
Certain Defined Terms

As used in this opinion letter, “Applicable Law” means the laws of the Commonwealth of Virginia.
Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters.
(b)Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.
(c)Documents Binding on Certain Parties. The Underwriting Agreement and the documents required or permitted to be delivered thereunder are valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms.
(d)No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the transactions contemplated by the Underwriting Agreement. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Underwriting Agreement.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.     Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Virginia.
2.     Power and Authority; Authorization. The Company has the corporate power and authority to issue the Shares.
3.     Validity of the Shares. When (i) the Shares have been delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, (ii) certificates in the form required under the laws of the Commonwealth of Virginia representing the Shares have been duly executed, countersigned, registered and delivered in accordance with the instructions of the Underwriters, if such Shares are represented by certificates, and (iii) book-entry notations in the form required under the laws of the Commonwealth of Virginia have been duly made in the share register of the Company in accordance with the instructions of the Underwriters, if such Shares are not represented by certificates, such Shares will be validly issued, fully paid and non-assessable.
Qualifications and Limitations
The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus and the Prospectus Supplement relating to the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ McGuireWoods LLP

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